Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

FOR RELEASE 4:45 PM EASTERN

BRE PROPERTIES REPORTS THIRD QUARTER 2006 RESULTS

October 31, 2006 (San Francisco) – BRE PROPERTIES, INC., (NYSE:BRE) today reported operating results for the quarter and nine-month period ended September 30, 2006.

Third Quarter 2006

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $30.6 million, or $0.58 per share, during third quarter 2006, as compared with $27.3 million, or $0.51 per share for the quarter ended September 30, 2005. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the third quarter totaled $11.5 million, or $0.22 per share, as compared with $6.9 million, or $0.13 per share, for the same period 2005.

Total revenues from continuing operations for the quarter were $84.5 million, as compared with $76.8 million a year ago. Adjusted EBITDA for the quarter totaled $56.2 million, as compared with $52.2 million in third quarter 2005. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

Nine Months Ended September 30, 2006

For the year-to-date period, FFO totaled $109.1 million, or $2.05 per share, as compared with $80.4 million, or $1.53 per share for the nine-month period in 2005. FFO for the nine months ended September 30, 2006 includes two nonroutine income items totaling $23.0 million, or $0.43 per share: (i) recoveries from a litigation settlement, totaling $19.5 million, or $0.36 per share; and (ii) income from gains on sales of excess land in Bellevue, Washington and Anaheim, California, totaling $3.5 million, or $0.07 per diluted share.

Net income available to common shareholders for the nine-month period totaled $89.5 million, or $1.71 per share, as compared with $49.2 million, or $0.95 per share, for the same period 2005. In addition to the two nonroutine income items referenced above, the 2006 year-to-date results also include a net gain on sales totaling $38.3 million, or $0.73 per share. Results for the nine-month period in 2005 include a net gain on sales totaling $26.9 million, or $0.52 per share.

Total revenues from continuing operations for the nine months ended September 30, 2006 were $245.4 million, as compared with $220.0 million for the same period in 2005. Adjusted EBITDA for the nine-month period totaled $162.2 million, as compared with $151.7 million for the same period in 2005.

BRE’s positive year-over-year earnings and FFO results were driven primarily by improved same-store property-level operating results, and income from acquisitions and newly developed properties. Positive overall net operating income (NOI) growth was offset by higher interest expense.

Year-over-year same-store NOI growth was 6.2% and 6.0% for the quarter and year-to-date periods, respectively. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) For the third quarter, same-store NOI increased $3.1 million relative to the same period in the prior year. Acquisition activities during 2005 increased third quarter 2006 NOI by $1.2 million, as compared with the same period in the prior year. Lease-up properties generated $1.4 million in additional NOI during the quarter, as compared with third quarter 2005.

Interest expense increased to $20.4 million during third quarter 2006, from $19.5 million in third quarter 2005; and to $60.8 million, from $55.9 million in the respective nine-month periods. The year–over-year increase reflects the issuance of $460 million in convertible senior notes in August 2006 as well as a rising short-term interest rate environment.

Other Expenses recorded during third quarter 2006 totaled $576,000, or $0.01 per share, reflect the prepayment charges associated with the early retirement of $150 million of senior unsecured notes scheduled to mature March 2007.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 22,166 apartment units owned directly by BRE, same-store units totaled 20,633 for the quarter, and 19,352 for the year-to-date period.

On a year-over-year basis, overall same-store NOI growth was driven by revenue growth of 6.3% for the quarter and 6.7% for the year-to-date period. In addition, NOI growth was supported by 69% operating margins for the quarter and 68% operating margins for the nine-month period. Average same-store market rent for third quarter 2006 increased 7.7% to $1,353 per unit, from $1,257 per unit in third quarter 2005. Same-store physical occupancy levels averaged 94.4% during third quarter 2006, as compared with 95.1% in the same period 2005. Rent concessions in the same-store portfolio remain small, totaling $380,728, or 1.7 days rent, for third quarter 2006 as compared with $568,008, or 2.7 days rent, for the prior year.

For the third quarter and year-to-date periods, property-level operating expense increased 6.5% and 8.2%, respectively. As reported during the year, items contributing to greater than normalized expense growth include resident turnover costs, payroll and property insurance. Resident turnover costs primarily comprise flooring, carpet and appliance replacements, paint and labor charges. Turnover-related expenses have increased approximately 15% on a year-over-year basis, driven by oil prices and the impact to petroleum-based products, such as carpet and paint.

Development Activity

During third quarter 2006, the company had three Southern California communities in the lease-up phase: The Heights, with 208 units, in Chino Hills; Bridgeport Coast, with 188 units, in Santa Clarita; and Galleria at Towngate, with 268 units, in Moreno Valley. At the end of the quarter, all units were delivered at The Heights, 189 of which were occupied. At Bridgeport Coast, all units were delivered, 169 of which were occupied. At Galleria at Towngate, 246 units were delivered, 206 of which were occupied.

Including Galleria at Towngate, BRE currently has six communities under construction, with a total of 1,744 units, for an aggregate projected investment of $486.5 million and an estimated balance to complete totaling $234.3 million. Expected first delivery dates for these units range from first quarter 2007 through third quarter 2008. Five development communities are in Southern California; the other is located in Northern California.

BRE owns four land parcels representing 718 units of future development, and an estimated aggregate investment of $208.4 million upon completion. Expected construction starts for the four parcels are expected to occur during 2007. The land parcels are located in Southern California, Northern California and the Seattle, Washington metro area.

Financial and Other Information

At September 30, 2006, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $4.9 billion, with a debt-to-total market capitalization ratio of 32%. The company’s outstanding debt of $1.6 billion carried a weighted average interest rate of 5.74% for the nine-month period. BRE’s coverage ratio of Adjusted EBITDA to interest expense was 2.8 times for the quarter. The weighted average maturity for outstanding debt is 5.10 years. At September 30, 2006, outstanding borrowings under the company’s unsecured and secured lines of credit totaled $75.0 million, with a weighted average interest cost of 6.20%.

For third quarter 2006, cash dividend payments to common shareholders totaled $25.9 million, or $0.5125 per share, which represents an increase of 2.5% over prior year per share dividend levels.

During the quarter, the company completed a private offering of $460 million aggregate principal amount of 4.125% convertible senior notes due 2026. The company used the net proceeds from the offering to redeem $150 million of senior unsecured indebtedness, repurchase concurrently with the closing approximately 1,342,883 shares of the company’s common stock at a price of $55.85 per share, and reduce borrowings under the company’s unsecured credit facility.

Earnings Outlook

The company has adjusted its FFO estimate for the full year 2006 to a range of $2.64 to $2.67, from a range of $2.60 to $2.67. EPS estimates for 2006 were revised to a range of $1.92 to $1.95, from a range $1.70 to $1.77, to include nonroutine income received in the first nine months of the year.

In mid-December 2006, the company will provide initial FFO and EPS guidance for 2007.

FFO and EPS estimates may be subject to fluctuation as a result of several factors, including any change to underlying operating fundamentals, the timing associated with acquisition and disposition activity, the incurrence of any unexpected charges, and any gains or losses associated with disposition activity.

Q3 2006 Analyst Conference Call (Please note new time for conference call.)

The company will hold a conference call on Wednesday, November 1 at 7:00 a.m. Pacific (10:00 a.m. Eastern) to review these results. The dial-in number to participate in the U.S and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 6434018. A telephone replay of the call will be available for 30 days at 800.642.1687 or 706.645.9291 international, using the same ID# 6434018. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 79 apartment communities totaling 22,166 units in California, Arizona and Washington. The company currently has 10 other properties in various stages of development and construction, totaling 2,462 units, and joint venture interests in nine additional apartment communities, totaling 2,672 units.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no liability to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc.

Consolidated Balance Sheets

Third Quarter 2006

(Unaudited, dollar amounts in thousands except per share data)

	September 30, 2006	September 30, 2005
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,680,948	$2,478,781
Construction in progress	215,650	142,045
Less: accumulated depreciation	(383,870)	(312,269)

	2,512,728	2,308,557

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	38,617	10,183
Real estate held for sale, net	—	195,047
Land under development	47,333	77,184

Total real estate portfolio	2,598,678	2,590,971

Cash	13,649	4,291
Other assets	62,345	51,382

TOTAL ASSETS	$2,674,672	2,646,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$1,290,000	$980,000
Unsecured line of credit	—	226,000
Secured line of credit	75,000	75,000
Mortgage loans	202,344	215,690
Accounts payable and accrued expenses	61,681	54,733

Total liabilities	1,629,025	1,551,423

Minority interests	60,044	61,675

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 shares with $25 liquidation preference issued and outstanding at September 30, 2006 and September 30, 2005, respectively.	100	100

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,282,869 and 51,186,459 at September 30, 2006 and 2005, respectively.	503	512

Additional paid-in capital	985,000	1,032,934

Total shareholders’ equity	985,603	1,033,546

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,674,672	$2,646,644

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Nine Months Ended September 30, 2006 and 2005

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 09/30/2006	Quarter ended 9/30/2005	Nine months ended 09/30/2006	Nine months ended 9/30/2005
REVENUE
Rental income	$80,344	$73,461	$234,192	$210,014
Ancillary income	4,141	3,387	11,216	9,937

Total revenue	84,485	76,848	245,408	219,951

EXPENSES

Real estate expenses	$26,535	$24,366	$77,860	$69,576
Depreciation	18,353	18,893	55,860	52,722
Interest expense	20,372	19,512	60,842	55,949
General and administrative	3,972	4,045	13,157	12,853
Other expenses	576	759	1,137	1,488

Total expenses	69,808	67,575	208,856	192,588

Other income	1,472	446	25,501	2,146

Income before minority interests, partnership income and discontinued operations	16,149	9,719	62,053	29,509

Minority interests	(897)	(915)	(2,702)	(2,620)
Partnership income	711	155	1,289	402

Income from continuing operations	15,963	8,959	60,640	27,291

Discontinued operations:
Discontinued operations, net (1)	—	2,379	3,961	8,425
Net gain on sales	—	—	38,302	26,897

Total discontinued operations	—	2,379	42,263	35,322
NET INCOME	$15,963	$11,338	$102,903	$62,613

Dividends attributable to preferred stock	4,468	4,468	13,404	13,404

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11,495	$6,870	$89,499	$49,209

Net income per common share - basic	$0.23	$0.13	$1.75	$0.97

Net income per common share - assuming dilution	$0.22	$0.13	$1.71	$0.95

Weighted average shares outstanding - basic	50,875	51,065	51,065	50,830

Weighted average shares outstanding - assuming dilution	52,090	51,990	52,285	51,640

(1)	Details of net earnings from discontinued operations. For 2006 includes seven properties held for sale and contributed to a joint venture in April 2006. For 2005 also includes results from three properties sold during the first six months of 2005.

	Quarter ended 09/30/2006	Quarter ended 9/30/2005	Nine months ended 09/30/2006	Nine months ended 9/30/2005
Rental and ancillary income	$0	$5,184	$6,646	$18,090
Real estate expenses	—	(1,990)	(2,685)	(6,424)
Depreciation	—	(815)	—	(3,241)

Income from discontinued operations, net	$0	$2,379	$3,961	$8,425

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 9/30/06	Quarter Ended 9/30/05	Nine Months Ended 9/30/06	Nine Months Ended 9/30/05
Net income available to common shareholders	$11,495	$6,870	$89,499	$49,209
Depreciation from continuing operations	18,353	18,893	55,860	52,722
Depreciation from discontinued operations	—	815	—	3,241
Minority interests	897	915	2,702	2,620
Depreciation from unconsolidated entities	244	209	582	627
Net gain on investments	—	—	(38,302)	(26,897)
Less: Minority interests not convertible to common	(406)	(405)	(1,217)	(1,091)

Funds from operations	$30,583	$27,297	$109,124	$80,431

Diluted shares outstanding - EPS	52,090	51,990	52,285	51,640

Net income per common share - diluted	$0.22	$0.13	$1.71	$0.95

Diluted shares outstanding - FFO	53,050	53,010	53,260	52,660

FFO per common share - diluted	$0.58	$0.51	$2.05	$1.53

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions, nonroutine items, and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 9/30/06	Quarter ended 9/30/05	Nine Months Ended 9/30/06	Nine Months Ended 9/30/05
Net income available to common shareholders	$11,495	$6,870	$89,499	$49,209
Interest	20,372	19,512	60,842	55,949
Depreciation	18,353	19,708	55,860	55,963

EBITDA	50,220	46,090	206,201	161,121
Minority interests	897	915	2,702	2,620
Net gain on sales	—	—	(38,302)	(26,897)
Gain on sales of land	—	—	(3,485)	—
Dividends on preferred stock	4,468	4,468	13,404	13,404
Other expenses	576	759	1,137	1,488
Red Hawk Settlement	—	—	(19,500)	—

Adjusted EBITDA	$56,161	$52,232	$162,157	$151,736

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 9/30/06	Quarter ended 9/30/05	Nine Months Ended 9/30/06	Nine Months Ended 9/30/05
Net income available to common shareholders	$11,495	$6,870	$89,499	$49,209
Interest	20,372	19,512	60,842	55,949
Depreciation	18,353	19,708	55,860	55,963
Minority interests	897	915	2,702	2,620
Net gain on sales	—	—	(38,302)	(26,897)
Dividends on preferred stock	4,468	4,468	13,404	13,404
General and administrative expense	3,972	4,045	13,157	12,853
Other expenses	576	759	1,137	1,488

NOI	$60,133	$56,277	$198,299	$164,589

Less Non Same-Store NOI	6,499	5,766	54,378	28,845

Same-Store NOI	$53,634	$50,511	$143,921	$135,744